Exhibit 16.1

Killman, Murrell & Company, P.C.
Certified Public Accountants

1931 E. 37th Street, Suite 7	2626 Royal Circle	3300 N. A Street, Bldg. 4, Suite 200
Odessa, Texas 79762	Kingwood, Texas 77339	Midland, Texas 79705
(432) 363-0067	(281) 359-7224	(432) 686-9381
Fax (432) 363-0376	(281) 359-7112	Fax (432) 686-6722

January 21, 2011

Mr. Harry Graves, Chief Financial Officer
USA Synthetic Fuel Corporation
312 Walnut Street, Suite 1600
Cincinnati, OH 45202

Dear Sir:

We have reviewed the information included in the Form 8-K dated January 21, 2011 related to our resignation, and we agree with the statements made therein:

/s/ Killman, Murrell & Company, P. C.
Killman, Murrell & Company, P. C.